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EXHIBIT 99.1
                      LIBERTY MEDIA CORPORATION


                                                 Robert R. Bennett
                                                  President & CEO


                          July 10, 1998


Board of Directors
Tele-Communications International, Inc.
Terrace Tower II                                          VIA TELECOPY &
5619 DTC Parkway                                          HAND DELIVERY
Englewood, Colorado  80111

Attn:  Mr. David J. Evans
          President and Chief Executive Officer

Gentlemen:

           This letter sets forth a proposal for the acquisition by Liberty Media Corporation ("Liberty"), a wholly owned subsidiary of Tele-Communications, Inc. ("TCI"), of all the issued and outstanding shares of common stock of Tele-Communications International, Inc. ("TINTA") that are not beneficially owned by TCI, TCI Ventures Group, LLC ("TCIV") or Liberty. The proposed acquisition would be effected through a merger (the "Merger") involving TINTA and Liberty or an affiliate of Liberty. We expect that the Merger will be structured so that it will not result in the recognition of gain or loss by stockholders of TINTA for federal income tax purposes.

           We propose that, in the Merger, each outstanding share of TINTA common stock ("TINTA Common Stock"), except shares beneficially owned by TCI, TCIV or Liberty, will be converted into the right to receive .58 share of Series A Liberty Media Group Common Stock ("Liberty Tracking Stock"). Each outstanding option to purchase TINTA Common Stock pursuant to any stock option or similar plan of TINTA will be converted into an option to purchase Liberty Tracking Stock on a basis consistent with the exchange ratio applicable in the Merger. We understand that when the Merger is completed, outstanding securities that are convertible into TINTA Common Stock will be convertible into shares of Liberty Tracking Stock in accordance with the terms of those convertible securities.

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           Should  the proposed terms of the Merger, as described
above, be acceptable to the Board of Directors of TINTA, we expect that the parties will proceed to negotiate and enter into a definitive merger agreement that will include, among other things, representations, covenants and conditions customary in transactions of this kind. The merger agreement will provide that completion of the Merger will be subject, among other things, to (i) the effectiveness of a registration statement under the Securities Act of 1933 pertaining to the issuance of shares of Liberty Tracking Stock in the Merger, (ii) the absence of any court order or other legal requirement that would have the effect of making the Merger illegal or that would require any party to the Merger (or any of its affiliates) to divest any material assets and (iii) the obtaining of any material required consents of third parties. We expect that TINTA will require that it receive an opinion, as of the date of the merger agreement, of an investment banking firm retained by TINTA to the effect that the Merger is fair from a financial point of view to the stockholders of TINTA other than TCI, TCIV or Liberty.

           This letter is intended only to assist the parties in negotiating the definitive terms of the proposed transaction and is not intended to constitute or create a legally binding obligation. Prior to the execution of a definitive merger agreement, either party may terminate negotiations at any time without further obligation or liability.

           We look forward to receiving your response to our proposal.

                              Very truly yours,

                              LIBERTY MEDIA CORPORATION



                              By:
                                    Robert R. Bennett, President

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